Exhibit 10.21
PURCHASE AND MUTUAL INDEMNIFICATION AGREEMENT
THIS PURCHASE AND MUTUAL INDEMNIFICATION AGREEMENT (this “Agreement”) is effective as of the 16th day of November, 2009, by and among Greenspring Partners, LP, a Pennsylvania limited partnership with an address at P.O. Box 7289, York, PA 17404 (“Greenspring”), and Unilife Cross Farm LLC, a Delaware limited liability company with an address at 633 Lowther Road, Lewisberry, PA 17339 (“Unilife”).
BACKGROUND:
A. Greenspring desires to sell and Unilife desires to purchase that certain real estate known as 250 Cross Farm Lane, located in Conewago Township, York County, Pennsylvania (“Lot 1A”) on terms and conditions contained in that certain agreement of sale dated September 30, 2009, as amended, between Unilife Medical Solutions, Inc. and Greenspring (“Terminated Agreement”).
B. Certain other parcels of real estate are adjacent to Lot 1A, including a parcel known as 275 Cross Farm Lane currently owned by Exeter 275 Cross Farm, L.P. (“Lot 1B”) and a parcel known as 225 Cross Farm Lane currently owned by FR York Property Holdings, L.P. (“Lot 1”).
C. Lots 1A, 1B, and 1 are part of a single development (the “Development”) constructed by Greenspring.
D. Lot 1A on the one hand, and Lots 1B and 1 on the other hand, are separated by Cross Farm Lane (the “Road”).
E. A sedimentation basin (the “Basin”) is currently located on Lot 1A for the benefit of the Development. The Basin is subject to NPDES Permit No. PAG2006705054 (the “Permit”), currently in the name of Richard D. Poole, LLC (“Poole”, a former affiliate of Greenspring) and Greenspring (“Original Permittees”).
F. In connection with the sale of Lot 1A to Unilife, Unilife must become a co- permittee on the Permit.
G. In addition, two letters of credit are associated with the Development and obligations of Greenspring in connection therewith: (1) letter of credit no. 10002731221 from Susquehanna Bank PA in the face amount of $383,101.62 relating to certain improvements on Lot 1A (the “383 LC”); and (2) letter of credit no. 10001392561 from Susquehanna Bank PA with a face amount of $1,513,669 and a current balance of $122,950 relating to common improvements, including but not limited to the wearing course on, and traffic signaling relating to, the Road (the “123 LC”).

H. The parties hereto desire to confirm the agreement to purchase and assign responsibility for the various obligations relating to the Basin, the 383 LC and the 123 LC continuing after closing on the purchase.
NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Incorporation of Recitals. The recitals set forth above are incorporated herein as if set forth at length below.
2. Agreement of Sale. Unilife Medical Solutions, Inc. and Greenspring hereby confirm that the Terminated Agreement has been terminated and is no longer of any force or effect. Greenspring hereby agrees to sell and Unilife agrees to purchase Lot 1A on the terms and conditions of the Terminated Agreement.
3. Indemnification.
A. Indemnification by Greenspring. Greenspring hereby agrees to indemnify, defend and save and hold harmless Unilife, its members, partners, shareholders, officers, agents, successors, affiliates and assigns from and against, and to reimburse such indemnified party with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses, and court costs), direct and indirect, asserted against or incurred by such indemnified party by reason of, or arising in connection with: (1) the 123 LC and the obligations underlying it, including but not limited to the wearing course on the Road and the traffic signaling related to the Road; or (2) the Permit as it relates to Lots 1 or 1B.
B. Indemnification by Unilife. Unilife hereby agrees to indemnify, defend and save and hold harmless Poole, Greenspring, their respective members, partners, shareholders officers, agents, successors, affiliates and assigns from and against, and to reimburse such indemnified party with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses, and court costs), direct and indirect, asserted against or incurred by such indemnified party by reason of, or arising in connection with: (1) the 383 LC and the obligations underlying it; or (2) the Permit as it relates to Lot 1A.
4. Covenant to Maintain Assets. Greenspring covenants and agrees to maintain sufficient liquid assets to satisfy its obligations described herein. Upon the reasonable request of Unilife, Greenspring shall deliver to Unilife financial or other information appropriate to confirm this undertaking.
5. No Proceedings or Threatened Proceedings.
A. Each party to this Agreement hereby represents that, as of the date hereof, to the knowledge of such party:

i. There is no litigation, arbitration, grievance or other proceeding before any court, arbitrator or governmental regulatory official, body or authority arising in connection with the Permit, the 123 LC, the 383 LC and/or the Development, and/or the transactions described in the recitals above (collectively, a “Proceeding”) pending.
ii. There is no Proceeding threatened.
iii. There has been no act, omission, circumstance or event that is reasonably likely to give rise to any Proceeding.
B. In the event of a breach of any representation contained in this Section 5 by a party to this Agreement (the “Breaching Party”), the Breaching Party agrees to indemnify, defend and save and hold harmless the other parties to this Agreement, their respective shareholders, members, officers, directors, agents, personal representatives, successors, and assigns from and against, and to reimburse such indemnified party with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses, and court costs), direct and indirect, asserted against or incurred by the indemnified party, arising in connection with such breach.
6. Governing Law; Venue. This Agreement has been executed in and shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles. Any action which in any way involves the rights, duties and/or obligations of the parties hereto shall be brought in the courts of the Commonwealth of Pennsylvania located in and for the County of York.
7. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto, supersedes any prior agreements, negotiations and understandings of the parties relating to the Permit, 123 LC or 383 LC. This Agreement may not be changed nor may any provision hereof be waived except by a writing signed by all of the parties hereto.
8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
9. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only, and shall not be considered a part hereof.
10. Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, trustees, successors and assigns.
11. Survival. The indemnification obligations and duties described herein shall survive any closing on Lot 1A and shall not be merged into the deed therefor.

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have executed this Agreement as of the day and year first written above.

Greenspring Partners, LP By: Greenspring Associates, LLC, Sole General Partner

/s/ Richard D. Poole

By:	Richard D. Poole, Managing Member

Unilife Cross Farm LLC By: Unilife Corporation, its sole member

By:	/s/ Cynthia M. Lighty

Name:	Cynthia M. Lighty
Title:	Assistant Secretary
Unilife Medical Solutions, Inc. hereby joins in this Agreement for the sole purpose of confirming the termination described in Section 2 above.

Unilife Medical Solutions, Inc.

By:	/s/ Cynthia M. Lighty

Name:	Cynthia M. Lighty
Title:	Assistant Secretary